The third quarter was a "liftoff" quarter in which we clearly established WebLink Wireless as an important player in the anticipated huge market for wireless data services. I think the quarter also confirmed that your Company made a good bet five years ago by investing in the development and deployment of a nationwide wireless data network. To date, we have over $600 million invested in capital expenditures and start-up losses to have an impressive network covering approximately 240 million people in the United States.

The Wireless Data Division is where almost all of our value is, and appropriately so, since it is where most of our capital is employed and where all of our future growth resides. Although the Traditional Paging Division is a good source of cash, it is in a seriously declining market and will be less of a provider of cash each quarter. We expect the Wireless Data Division to reach positive cash flow relatively quickly (as early as the second half of next year) and become the primary producer of cash in 2002 and thereafter.

In the quarter we added 81,055 wireless data subscribers, a 221% annualized growth rate! In the prior two quarters we added 32,722 and 52,512 subscribers, respectively, annualized growth rates also in excess of 200%. In the fourth quarter we expect to report another record growth quarter with over 110,000 net subscriber additions. We are on the verge of top line growth in Wireless Data that exceeds the best of times ever experienced in the heyday of Traditional Paging.

The Motorola Talkabout T900 I-Messaging device is an amazing subscriber device. We received the first shipment in late June and we stocked many of our national retail relationships in the third quarter. Motorola T900's powered by WebLink Wireless are available today in Radio Shack, Best Buy, good guys!, Office Max, The Wiz and Fry's Electronics. In the fourth quarter we will ship to Target and Eckerd's, with the goal of being well stocked in all our relationships for the holiday buying season.

The increased losses in the Wireless Data Division in the quarter were largely due to the large shipments of the T900 to our retailers to fill their distribution centers and stores. At the time we ship units we recognize any buydown we provide and the future sales commission we will pay the retailer. As a result, the third quarter had an uncharacteristically large increase in cost of goods sold relative to equipment revenues. Future quarters are expected to be moderate compared to the third quarter in this regard.

We recently announced a strategic relationship with Yahoo! to work together to integrate and market our services. There is a rich market opportunity here for both companies and we expect to announce availability of the first service in the first quarter of next year.

Bell Mobility, a wholly-owned division of Bell Canada, and our network partner in Canada, announced commercial build out of their wireless data network in Ontario and Quebec with the expectation that the balance of the country will be available by the end of this year. As a result, we will soon be offering Canadian coverage for our U.S. customers and, due to our 10-year exclusive roaming agreement with Bell Mobility, we will start to enjoy roaming revenues from Bell Mobility customers who roam to the United States.

In the third quarter, we added our first two hundred telemetry units, ushering in an age when our customers are not just humans but also machines. In the fourth quarter we expect to add a couple thousand telemetry units and much greater amounts next year.

These are exciting times for your Company and I encourage you to go to www.weblinkwireless.com and purchase a T900. I want our stockholders to experience the service we provide our customers and the impact two-way messaging has on making people's lives more informative, fun or productive. Thanks for being part of it all.